EXHIBIT 10.3
July 26, 2013

PERSONAL AND CONFIDENTIAL

Jeffery Collins
2732 Broyles Lane
Franklin, TN 37069

Dear Jeff:

This is to confirm the terms and conditions of your offer of employment with Nautilus, Inc. as Vice President, Retail Sales. I have also enclosed a Business Protection Agreement that is part of the standard employment package. This letter is intended to highlight the material aspects of the offer and is contingent upon appropriate reference checks. If accepted, we will enter into a standard employment agreement incorporating these terms.

Your offer of employment with the Company will be on the following terms:

1.	Annual base salary in the amount of $200,000.

2.
An initial grant of 12,500 stock options in accordance with the terms of the Company’s 2005 Long Term Incentive Plan. The stock options vest in equal annual amounts over three years. You will be eligible for additional annual grants on the same basis as other similarly situated members of the management team.

3.
Entitlement to a bonus in 2013 in the amount of 50% of your base salary earned in 2013, on the same basis as other members of the senior management team and premised on Company performance objectives and individual personal goals. The short term incentive plan also allows you to earn an additional 50% of your target range if the Company exceeds its performance objectives which could result in a potential maximum, in total, of 75% of annual base salary earned.

4.
Severance benefits in the amount of 9 months upon relocation, reducing by one month for each calendar month of employment until the on-going level of 4 months is reached. Severance includes base salary and continued health care benefits on the same basis as an active employee (and subject to regular employee contributions and deductions) for the severance period in the event you are terminated without cause.

5.	Four weeks paid time off.

6.
A one-time signing bonus of $30,000 upon the beginning of employment. The bonus will vest monthly in 1/12 increments beginning in your first month of employment and over the next 12 months. Should you resign from the Company or be terminated for cause before 12 months of employment you agree to re-pay a pro rata amount of that bonus for any remaining time that you are no longer employed. For example, if you begin employment on August 1, 2013 and you resign in February 2014, you will repay 6/12ths of the signing bonus to reflect the fact that you resigned 6 months before fulfilling the 12 month commitment.

7.
A household goods allowance of up to $25,000. Paid family travel for up to two house hunting trips in the Vancouver area. Nautilus will also pay for temporary housing in the Vancouver area for up to three months.

Provided you satisfy eligibility criteria, you may participate in Nautilus, Inc.’s generally applicable benefit programs. Details about current benefit programs, including policies concerning medical insurance coverage, are contained in the Company’s employee handbook and the Summary Plan Descriptions for those benefit plans. A condition of your employment is complying with the guidelines set forth in the handbook as they are amended from time to time and with the terms of your employment application. Of course, all Company policies, including policies regarding medical coverage and other employee benefits, may be amended by the Company from time to time or discontinued, in the Company’s sole discretion.

Nautilus, Inc. generally obtains background information on all prospective employees, including in many instances reference checks, drug screening and a criminal background check. As such, this offer of employment is contingent upon the Company completing these background checks without the disclosure of adverse information.

This offer is also contingent upon your signing the following forms:
Business Protection Agreement: This document refers to the non-disclosure of confidential information, ownership of inventions and contains certain non-compete protections. The Company requires all employees to sign this document prior to employment. This letter and the Business Protection Agreement constitute the entire agreement between you and the Company regarding your terms and conditions of employment and supersede and replace any prior agreement either written or oral.

Employment Eligibility Verification Form (Form I-9): We are required by the Immigration Reform and Control Act of 1986 to have this form completed and on file for all Company employees.

Further, you will be expected to comply with all rules, policies and procedures of the Company as they may be modified from time to time.

Should you have any questions concerning any part of the offer letter please contact me or Wayne M. Bolio. To confirm you acceptance of this offer, please sign the original of this letter where indicated and return to me. If we are both in agreement, the Company will prepare a formal contract of employment which we will forward to you for your review and which will incorporate the terms of this offer letter.

Jeff, we have great expectations for the contributions you can bring to Nautilus. We believe you will make an excellent addition to the Nautilus team and we look forward to you becoming part of our exciting future.

Very truly yours,

/s/ William McMahon
William McMahon

Chief Operating Officer